UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2024

Odyssey Semiconductor Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-234741	84-1766761
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

9 Brown Road
Ithaca, NY 14850
(Address of Principal Executive Offices)

Registrant’s telephone number including area code: (607) 351-9768

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As announced in our February 26, 2024 press release (“Press Release”) announcing the financial results for the fourth quarter and full year of 2023, the Chairman of the Board, Mr. Edmunds, has agreed to continue to finance the company’s operations through monthly promissory notes, with one issued in January and one in February, each for $ 190,000.

As announced in the Press Release, Mr. Edmunds will likely not continue to fund the Company’s operations in the future and the Company is reviewing options to continue development of its technology. The Board has recently engaged in various strategic discussions with third parties and it has become apparent that the “know how developed by the two founders” is one of the company’s most valuable assets. The Board discussed incentives that might be provided to ensure the two founders stay with the company and entertain the possibility of potentially working for one of the interested parties in the future as part of a strategic transaction.

With sensitivity to both the amount of debt outstanding and to avoid dilution, Mr. Edmunds offered and the Board has approved, to have approximately 14.5% of his outstanding debt previously issued to fund operations or approximately $632,800 in principal value cancelled and reissued under the same terms and maturity to be split evenly in favor of each of the two founders. This will give them both a debt and equity interest in the outcome of any strategic deal similar to Mr. Edmunds.

In addition, Mr. Edmunds has elected to convert one of his $ 180,000 promissory notes to stock at $0.10 per share resulting in an additional 1.8M Common shares being issued. This will increase his shareholdings to approximately 13.4%.

Revocation and Reissuance of August 8, 2022 Promissory Note

In connection with the foregoing, on March 11, 2024, the Company agreed to revoke a secured convertible promissory note, issued on August 8, 2022, in the amount of $1,250,000 that was issued to the Nina and John Edmunds 1998 Family Trust dated January 27, 1998 (the “Edmunds Trust”), of which the Company’s Chairman, John Edmunds, is the trustee.

Instead, the Company agreed to (i) reissue one secured convertible promissory note in the amount of $617,200 to the Edmund Trust, (ii) reissue one secured convertible promissory note in the amount of $316,400 to Rick Brown, the CEO of the Company; and (iii) reissue one secured convertible promissory note in the amount of $316,400 to Rick Brown, the CEO of the Company.

The three reissued Promissory Notes have the same terms with the original August 8, 2022 terms, as amended on December 23, 2022 to extend the maturity date to June 30, 2025, which bears interest at a rate of ten percent (10%) per annum, on a non-compounding basis, and is due and payable on the earlier of (the “Maturity Date”): (i) the date upon which the Promissory Note is converted into equity securities of the Company, (ii) twelve months from the closing of an offering by the Company of its common stock (the “Financing Event”) with aggregate gross proceeds of at least $5 million at 85% of the price of the Financing Event offering of common stock; or (ii) June 30, 2025

All interest due shall be paid in shares of the Company’s common stock, which shall be valued at a price equal to 85% of the price per share (the “Conversion Price”) paid by the purchasers of securities in such a Financing Event. The Promissory Notes may be convertible anytime at the discretion of the holders into shares of common stock of the Company at the Conversion Price prior to the Maturity Date. Otherwise, the Promissory Notes will automatically convert into shares of Common Stock at the Conversion Price at any time during the term the Company completes a Financing Event.

In connection with the revocation, the Company and the Edmunds Trust entered into a letter agreement to cancel the August 8, 2022 note, and to release all claims that may arise from the cancellation.

The three reissued Promissory Notes are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K. The letter agreement is filed as Exhibit 10.4. The descriptions above are qualified in their entirety by reference to the full text of the Promissory Notes and the letter agreement.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1	Convertible Note issued to Edmunds Trust, dated March 8, 2024, by the Company.
10.2	Convertible Note issued to Richard Brown, CEO, dated March 8, 2024, by the Company.
10.3	Convertible Note issued to James Shealy, Treasurer and Secretary, dated March 8, 2024, by the Company.
10.4	Letter Agreement, dated March 8, 2024, by the Company and Edmunds Trust.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Odyssey Semiconductor Technologies, Inc.

March 13, 2024	By:
	Name:	Rick Brown
	Title:	Chief Executive Officer